As filed with the Securities and Exchange Commission on June 9, 2022
Registration No. 333-226582

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Berry Corporation (bry)
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	81-5410470 (I.R.S. Employer Identification No.)

16000 N. Dallas Parkway, Suite 500 Dallas, Texas (Address of Principal Executive Office)	75248 (Zip Code)

Berry Corporation (bry) 2022 Omnibus Incentive Plan
Second Amended and Restated Berry Petroleum Corporation 2017 Omnibus Incentive Plan
(Full title of the plan)

Danielle Hunter
Executive Vice President, General Counsel and Corporate Secretary
16000 N. Dallas Parkway,
Suite 500
Dallas,    Texas 75248
(Name and address of agent for service)

(661) 616-9300
(Telephone number, including area code, of agent for service)
Copies to:
Matthew R. Pacey, P.C.
Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Emerging growth company ☒	Non-accelerated filer ☐	Accelerated filer ☒	Smaller reporting company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
On March 1, 2022 (the “Effective Date”), the Board of Directors of Berry Corporation (bry) (the “Registrant”) approved the Berry Corporation (bry) 2022 Omnibus Incentive Plan (the “2022 Plan”), which was subsequently approved by the Registrant’s stockholders on May 25, 2022. The total number of shares of common stock, par value $0.001 per share, of the Registrant (the “Common Stock”), authorized for issuance under the 2022 Plan includes, in addition to 2,300,000 new shares of Common Stock (registered concurrently by the Registrant on a new Registration Statement on Form S-8 on the date hereof), (i) 650,000 shares of Common Stock that remained available for issuance under the Second Amended and Restated Berry Petroleum Corporation 2017 Omnibus Incentive Plan (the “2017 Plan”) as of the Effective Date and (ii) shares subject to an award granted under the 2017 Plan (“Prior Awards”) and outstanding as of the Effective Date that expires or is cancelled, forfeited, exchanged, settled in cash or otherwise terminated. As of March 1, 2022, there were 7,034,884 Prior Awards outstanding (after counting outstanding performance-based awards at the maximum payout level) and thus a maximum of 7,034,884 additional shares of Common Stock that could become available for new awards under the 2022 Plan in the unlikely event that all Prior Awards are cancelled, forfeited, exchanged, settled for cash or otherwise terminated without delivery of shares following the adoption of the 2022 Plan. The shares of Common Stock described in (i) and (ii) of the preceding sentence are referred to as the “2017 Plan Shares.”
In accordance with Item 512(a)(1)(iii) of Regulation S-K and Securities Act Forms Compliance and Disclosure Interpretation 126.43, this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement No. 333-226582 (the “Registration Statement”) is hereby filed to cover the issuance of the 2017 Plan Shares pursuant to the 2022 Plan. No additional securities are being registered by this Post-Effective Amendment.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of this Post-Effective Amendment to the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the holders as required by Rule 428(b)(1). These documents and the documents incorporated by reference into this Post-Effective Amendment to the Registration Statement pursuant to Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Post-Effective Amendment the following documents:

(a)    the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 4, 2022;

(b)    the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Commission on May 4, 2022;

(c)    the Registrant's Definitive Proxy Statement on Schedule 14A filed with the Commission on April 7, 2022;

(d)    the Current Reports on Form 8-K filed with the Commission on March 18, 2022, April 12, 2022, May 26, 2022, and June 1, 2022; and

(e)    the description of the Common Stock contained in the Registrant’s Form 8-A filed with the Commission on July 24, 2018, as updated by Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 4, 2022, and including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Registrant’s Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”) or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the Registrant’s and its stockholders’ rights, through stockholders’ derivative suits on the Registrant’s behalf, to recover monetary damages against a director for certain breaches of fiduciary duty as a director.
Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.
Under Section 145 of the DGCL, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings, whether civil, criminal or administrative, brought against them by a third party or in the right of the corporation, by reason that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceeding so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action, that they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate. A Delaware corporation also has the power to purchase and maintain insurance for such persons. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provisions may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article 9 of the Registrant’s Certificate of Incorporation limits its directors’ personal liability to the fullest extent permitted by the DGCL. Article 10 of the Certificate of Incorporation provides that the Registrant will indemnify any director or officer who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, manager, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust or other enterprise, except that the Registrant will indemnify any such person seeking indemnification in connection with a proceeding initiated by that person, only if that proceeding was authorized by the board of directors. The right to indemnification includes the right to be paid the expenses incurred in defending any such proceeding in advance of its final disposition.
The Registrant has also entered into indemnification agreements with each of its directors and officers which provide contractual rights to indemnity and expense advancement and include related provisions meant to facilitate the indemnitees’ receipt of such benefits. Under these indemnification agreements, the Registrant must maintain directors and officers insurance. The terms of the indemnification agreements provide that the Registrant will indemnify the officers and directors against all losses that occur as a result of the indemnitee’s corporate status, including, without limitation, all liability arising out of the sole, contributory, comparative or other negligence, or active or passive wrongdoing of the indemnitee. Except as otherwise provided in the indemnification agreements, the only limitation that exists upon the Registrant’s indemnification obligations pursuant to the agreements is that the Registrant is not obligated to make any payment to an indemnitee that is finally adjudged to be prohibited by applicable law. Under the indemnification agreements, the Registrant also agrees to pay all expenses for which it may be jointly liable with an indemnitee and to waive any potential right of contribution the Registrant might otherwise have. Further, the Registrant agrees to advance expenses to indemnitees in connection with proceedings brought as a result of the indemnitee’s corporate status.
The above discussion of the Certificate of Incorporation, indemnification agreements with the Registrant’s officers and directors, and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation, indemnification agreements, and statutes.
The Registrant currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer.
Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The exhibits to this Post-Effective Amendment are listed in the Exhibit Index to this Post-Effective Amendment, which immediately precedes such exhibits and is incorporated herein by reference.

Item 9.         Undertakings.

The undersigned Registrant hereby undertakes:
(a)    to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(b)    that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(c)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Second Amended and Restated Certificate of Incorporation of Berry Petroleum Corporation (incorporated by reference to Exhibit 3.1 of Form 8-K filed February 19, 2020).

4.2	Third Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed on February 19, 2020).

4.3
Second Amended and Restated Berry Petroleum Corporation 2017 Omnibus Incentive Plan, dated June 27, 2018 (incorporated by reference to Exhibit 4.3 to the Registrant’s Form S-8 Registration Statement filed August 3, 2018 (File No. 333-226582)).

4.4	Berry Corporation (bry) 2022 Omnibus Incentive Plan, dated March 1, 2022 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed May 4, 2022).

4.5
Berry Petroleum Corporation Form of Restricted Stock Unit Award Agreement for Employees other than Executive Vice Presidents (incorporated by reference to Exhibit 10.9 to the Registrant’s Form S-1 Registration Statement, as amended (File No. 333-226011)).

4.6
Berry Petroleum Corporation Form of Restricted Stock Unit Award for Agreement for Executive Vice Presidents (incorporated by reference to Exhibit 10.10 to the Registrant’s Form S-1 Registration Statement, as amended (File No. 333-226011)).

4.7
Berry Petroleum Corporation Form of Director Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.11 to the Registrant’s Form S-1 Registration Statement, as amended (File No. 333-226011)).

4.8
Berry Petroleum Corporation Form of Performance-Based Restricted Stock Unit Award Agreement for Employees other than Executive Vice Presidents (incorporated by reference to Exhibit 10.12 to the Registrant’s Form S-1 Registration Statement, as amended (File No. 333-226011)).

4.9
Berry Petroleum Corporation Form of Performance-Based Restricted Stock Unit Award Agreement for Executive Vice Presidents (incorporated by reference to Exhibit 10.13 to the Registrant’s Form S-1 Registration Statement, as amended (File No. 333-226011)).

4.10
Berry Petroleum Corporation Form of Restricted Stock Unit Award Agreement for Employees other than Executive Officers (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed March 8, 2019).

4.11
Berry Petroleum Corporation Form of Restricted Stock Unit Award Agreement for Executive Officers (incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K filed March 8, 2019).

4.12	Berry Petroleum Corporation Form of Restricted Stock Unit Award Agreement for Directors (incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K filed March 8, 2019).

4.13
Berry Petroleum Corporation Form of Performance-Based Restricted Stock Unit Award Agreement for Employees other than Executive Officers (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K filed March 8, 2019).

4.14
Berry Petroleum Corporation Form of Performance-Based Restricted Stock Unit Award Agreement for Executive Officers (incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K filed March 8, 2019).

4.15
Berry Petroleum Corporation Form of Restricted Stock Unit Award Agreement for Employees other than Executive Officers (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed May 9, 2019).

4.16
Berry Corporation (bry) Form of Performance-Based Restricted Stock Unit Award Agreement (TSR) for Executive Officers (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed May 5, 2021).

4.17
Berry Corporation (bry) Form of Performance-Based Restricted Stock Unit Award Agreement (CROIC) for Executive Officers (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed May 5, 2021).

4.18
Berry Corporation (bry) 2022 Omnibus Incentive Plan - Form of Performance-Based Restricted Stock Unit Award Agreement with Total Shareholder Return Performance Criteria (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed May 4, 2022).

4.19
Berry Corporation (bry) 2022 Omnibus Incentive Plan - Form of Performance-Based Restricted Stock Unit Award Agreement with CROIC Performance Criteria (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed May 4, 2022).

4.20
Berry Corporation (bry) 2022 Omnibus Incentive Plan - Form of Performance-Based Restricted Stock Unit Award Agreement with C&J Well Services ROCI Performance Criteria (Executive Employment Agreement) (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10- Q filed May 4, 2022).

4.21
Berry Corporation (bry) 2022 Omnibus Incentive Plan - Form of Performance-Based Restricted Stock Unit Award Agreement with C&J Well Services ROCI Performance Criteria (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed May 4, 2022).

4.22
Berry Corporation (bry) 2022 Omnibus Incentive Plan – Form of Restricted Stock Unit Award Agreement for Non-Employee Directors (incorporated by reference to Exhibit 4.8 to the Company's Registration Statement on Form S-8 (File No. 333-265505).

5.1*	Opinion of Kirkland & Ellis LLP.

5.2	Opinion of Vinson & Elkins L.L.P. (incorporated by reference herein to Exhibit 5.1 of the Registrant’s Form S-8, filed on August 3, 2018).

23.1*	Consent of Kirkland & Ellis LLP (included in the opinion filed as Exhibit 5.1 to this Post-Effective Amendment).

23.2	Consent of Vinson & Elkins L.L.P. (included in the opinion incorporated by reference as Exhibit 5.2 to this Post-Effective Amendment).

23.3*	Consent of KPMG LLP.

23.4*	Consent of DeGolyer and MacNaughton.
*Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on June 9, 2022.

BERRY CORPORATION (bry)

By:	/s/ A. T. “Trem” Smith
	Name:	A.T. “Trem” Smith
	Title	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on June 9, 2022.

Name	Position
/s/ A. T. “Trem” Smith A.T. “Trem” Smith	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Cary Baetz Cary Baetz	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)

/s/ Michael Helm Michael Helm	Chief Accounting Officer (Principal Accounting Officer)

/s/ Renée Hornbaker Renée Hornbaker	Director

/s/ Anne Mariucci Anne Mariucci	Director

/s/ Donald Paul Donald Paul	Director

/s/ Rajath Shourie Rajath Shourie	Director